Exhibit 8.1

June 9, 2005

To:	The Addressees listed on Schedule I attached hereto

Re:	Education Funding Capital I, LLC Registration Statement on Form S-3 (No. 333-111959-02)

Ladies and Gentlemen:

We have acted as special tax counsel for Education Funding Capital I, LLC, a Delaware limited liability company (the “Depositor”), in connection with the above-referenced Registration Statement (together with the exhibits and any amendments thereto, the “Registration Statement”), filed by the Depositor as registrant with the Securities and Exchange Commission in connection with the registration by the Depositor of Asset Backed Notes (the “Notes”), and in connection with the Prospectus Supplement, dated as of June 1, 2005 (the “Prospectus Supplement”), to the Prospectus (the “Prospectus”), included in the Registration Statement delivered by the Depositor in connection with the issuance and sale of the Notes. As set forth in the Registration Statement, each series of Notes will be issued under and pursuant to the conditions of a separate trust agreement between a Delaware statutory trust (each such trust, the “Issuer”) and a trustee (each such trustee, the “Owner Trustee”) and a separate indenture between the Issuer and the Owner Trustee.

In order to express our opinion hereinafter stated, (a) we have examined copies of the forms of (i) the Amended and Restated Trust Agreement, dated as of June 1, 2005, among the Depositor, Chase Bank USA, National Association as Owner Trustee, and The Bank of New York as eligible lender trustee for the benefit of the Trust (the “Trust ELT”), (ii) the Indenture of Trust, dated as of June 1, 2005, among the Issuer, The Bank of New York, as indenture trustee (the “Indenture Trustee”), and the Trust ELT, (iii) Master Servicing Agreement, dated as of June 1, 2005, among Education Lending Services, Inc., as Master Servicer, the Issuer, the Trust ELT, and acknowledged by the Indenture Trustee, (iv) Depositor Transfer and Sale Agreement, dated as of June 1, 2005, among the Depositor, Fifth Third Bank as eligible lender trustee for the Depositor, the Issuer, and the Trust ELT, and (v) the Notes filed as exhibits to the Registration Statement (collectively, the “Operative Documents”) and (b) we have examined such other records and documents and such matters of law, and we have satisfied ourselves as to such matters of fact, as we have considered relevant for purposes of this opinion.

The opinions set forth in this letter concerning Federal income tax matters and ERISA matters are based upon the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, current positions of the Internal Revenue Service (the “IRS”) including those contained in published Revenue Rulings and Revenue Procedures, the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, Department of Labor (“DOL”) Regulations promulgated thereunder, prohibited transaction exemptions granted by the DOL, and existing judicial decisions. This opinion is subject to the explanations and qualifications set forth under the captions “Federal Income Tax Consequences” and “ERISA Considerations” in the Prospectus and Prospectus Supplement which constitute a part of the Registration Statement.

Based on the foregoing and assuming that the Operative Documents are executed and delivered in substantially the form we have examined and that the transactions contemplated to occur under the Operative Documents in fact occur in accordance with the terms thereof, we hereby confirm our opinion with respect to the Federal income tax characterization of the Notes and the Federal income tax treatment of the issuance of such Notes set forth under the caption “Federal Income Tax Consequences” in the Prospectus and the Prospectus Supplement. In our opinion, for Federal income tax purposes the Issuer will not be classified as a separate entity that is an association (or publicly traded partnership) taxable as a corporation and the Notes will be characterized as debt.

Moreover, we are of the opinion that the statements regarding federal income tax matters set forth in the Prospectus and the Prospectus Supplement under the headings “Prospectus Summary – Federal Income Tax Consequences,” “Summary – Federal Income Tax Consequences,” and “Federal Income Tax Consequences,” are a fair and accurate summary of the material federal income tax consequences of the issuance and of the holding of the Notes and that the statements regarding ERISA matters set forth in the Prospectus and the Prospectus Supplements under the headings “Prospectus Summary – ERISA Considerations,” “Summary – ERISA Considerations,” and “ERISA Considerations” are fair and accurate. There can be no assurance, however, that the legal conclusions presented therein will not be successfully challenged by the relevant administrative authorities, or significantly altered by new legislation, changes in administrative positions, or judicial decisions, any of which challenges, alterations, or changes may be applied retroactively with respect to completed transactions.

This opinion is provided as a legal opinion only. No opinion may be inferred or implied beyond the matters expressly stated herein. This opinion is solely for the benefit of the addressees hereof in connection with the matters described herein and may not be used, circulated, quoted, relied upon or otherwise referred to by any other person or for any other purpose without our prior written consent. This opinion speaks as of its date only and we disclaim any undertaking or obligation to advise you of changes that hereafter may come to our attention.

We know that we are referred to under the captions referred to above in the Prospectus and Prospectus Supplement forming a part of the Registration Statement, and we hereby consent to the use of our name therein and to the use of this opinion for filing with the Registration Statement as Exhibit 8.1 thereto, without admitting we are “experts” within the meaning of the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion.

Very truly yours,

             THOMPSON HINE LLP

SCHEDULE I

Bank of New York c/o BNY Midwest Trust Company as Indenture Trustee 2 North LaSalle Street, Suite 1020 Chicago, Illinois 60602 Attn: Corporate Trust	Chase Bank USA, National Association 500 Stanton Christiana Rd., FL3/OPS4 Newark, Delaware 19713

Citigroup Global Markets Inc. 388 Greenwich Street, 33rd Floor New York, New York 10013	Credit Suisse First Boston LLC 11 Madison Avenue New York, New York 10010

Deutsche Bank Securites Inc. 60 Wall Street New York, New York 10005	Lehman Brothers Inc. 745 Seventh Avenue New York, New York 10019

Merrill Lynch, Pierce, Fenner & Smith Incorporated 250 Vesey Street New York, New York 10080	Wachovia Capital Markets LLC One Wachovia Center 301 S. College St. NC0610 Charlotte, North Carolina 28288

RBC Dain Rauscher Inc. 1211 Avenue of the Americas, Suite 3201 New York, NY 10036